Exhibit 99.2

Unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2009

On March 31, 2010, pursuant to the terms and conditions of the purchase and sale agreement dated December 23, 2009 (the “PSA”), between Integrys Energy Services, Inc. (“Energy Services”), a wholly owned subsidiary of Integrys Energy Group, Inc., and Macquarie Cook Power Inc., which subsequently changed its name to Macquarie Energy LLC (“ME”), Energy Services completed the sale of substantially all of the commodity contracts comprising its United States wholesale electric marketing and trading business.   In conjunction with the sale, Energy Services entered into derivative contracts with ME to reestablish the economic hedges for the retained retail electric business at the same prices and other terms previously executed through Energy Services’ United States wholesale electric marketing business being sold to ME.  In connection with this transaction, for a two year period following the closing, Energy Services will retain counterparty payment default risk with approximately 50% of the counterparties to those commodity contracts sold to ME.

The following unaudited pro forma condensed consolidated balance sheet gives effect to the above described sale of Energy Services’ United States wholesale electric marketing and trading business as if the sale had been consummated on December 31, 2009.  The following unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2009, gives effect as if the sale had occurred on January 1, 2009.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the sale, (b) factually supportable and (c) with respect to the statement of income, expected to have a continuing impact on the results.  The unaudited pro forma condensed consolidated financial statements are based on assumptions that Integrys Energy Group believes are reasonable under the circumstances and are intended for informational purposes only.  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the sale had been completed at the dates indicated.  These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and Integrys Energy Group’s Annual Report on Form 10-K for the year ended December 31, 2009.

Integrys Energy Group, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2009
(Amounts in millions, except share data)

	As reported	Pro Forma Adjustments (Note 2 References)		Pro Forma
Assets
Cash and cash equivalents	$44.5	$14.3	(a)	$58.8
Collateral on deposit	184.9	-		184.9
Accounts receivable and accrued unbilled revenues, net	958.0	-		958.0
Inventories	304.3	-		304.3
Assets from risk management activities	1,522.1	(1,219.7)	(b)	358.8
		56.4	(c)
Regulatory assets	121.1	-		121.1
Deferred income taxes	92.9	(13.1)	(f)	79.8
Assets held for sale	26.5	-		26.5
Other current assets	257.9	-		257.9
Current assets	3,512.2	(1,162.1)		2,350.1

Property, plant and equipment, net	4,945.1	-		4,945.1
Regulatory assets	1,434.9	-		1,434.9
Assets from risk management activities	795.4	(629.4)	(b)	196.5
		30.5	(c)
Goodwill	642.5	-		642.5
Other long-term assets	517.8	-		517.8
Total assets	$11,847.9	$(1,761.0)		$10,086.9

Liabilities and Equity
Short-term debt	$222.1	$-		$222.1
Current portion of long-term debt	116.5	-		116.5
Accounts payable	639.4	-		639.4
Liabilities from risk management activities	1,607.1	(1,229.8)	(b)	475.5
		98.2	(c)
Regulatory liabilities	100.4	-		100.4
Liabilities held for sale	0.3	-		0.3
Other current liabilities	461.8	1.0	(d)	462.8
Current liabilities	3,147.6	(1,130.6)		2,017.0

Long-term debt	2,394.7	-		2,394.7
Deferred income taxes	658.2	(35.0)	(f)	623.2
Deferred investment tax credits	36.2	-		36.2
Regulatory liabilities	277.6	-		277.6
Environmental remediation liabilities	658.8	-		658.8
Pension and other postretirement benefit obligations	640.7			640.7
Liabilities from risk management activities	783.1	(602.2)	(b)	223.7
		42.8	(c)
Asset retirement obligations	194.8	-		194.8
Other long-term liabilities	147.4	-		147.4
Long-term liabilities	5,791.5	(594.4)		5,197.1

Commitment and contingencies

Common stock - $1 par value; 200,000,000 shares authorized; 76,418,843 shares issued; 75,980,143 shares outstanding	76.4	-		76.4
Additional paid-in capital	2,497.8	-		2,497.8
Retained earnings	345.6	(57.9)	(e)	309.6
		21.9	(f)
Accumulated other comprehensive loss	(44.0)	-		(44.0)
Treasury stock and shares in deferred compensation trust	(17.2)	-		(17.2)
Total common shareholders' equity	2,858.6	(36.0)		2,822.6

Preferred stock of subsidiary - $100 par value; 1,000,000 shares authorized; 511,882 shares issued; 510,495 shares outstanding	51.1	-		51.1
Noncontrolling interest in subsidiaries	(0.9)	-		(0.9)
Total liabilities and equity	$11,847.9	$(1,761.0)		$10,086.9

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Integrys Energy Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the year ended December 31, 2009
(Amounts in millions, except per share data)

	As reported	Pro Forma Adjustments (Note 2 References)		Pro Forma

Nonregulated revenues	$4,004.0	$(159.4)	(g)	$3,844.6
Utility revenues	3,495.8	-		3,495.8
Total revenues	7,499.8	(159.4)		7,340.4

Nonregulated cost of fuel, natural gas, and purchased power	3,701.3	(118.5)	(g)	3,582.8
Utility cost of fuel, natural gas, and purchased power	1,919.8	-		1,919.8
Operating and maintenance expense	1,100.6	(17.9)	(h)	1,082.7
Goodwill impairment loss	291.1	-		291.1
Restructuring expense	43.5	(6.6)	(i)	36.9
Loss on Integrys Energy Services dispositions related to strategy change	28.9	-		28.9
Depreciation and amortization expense	230.9	-		230.9
Taxes other than income taxes	96.3	-		96.3
Operating income	87.4	(16.4)		71.0

Miscellaneous income	89.0	-		89.0
Interest expense	(164.8)	-		(164.8)
Other expense	(75.8)	-		(75.8)

Income before taxes	11.6	(16.4)		(4.8)
Provision for income taxes	83.2	(6.2)	(j)	77.0
Net loss from continuing operations	(71.6)	(10.2)		(81.8)

Preferred stock dividends of subsidiary	(3.1)	-		(3.1)
Noncontrolling interest in subsidiaries	1.0	-		1.0
Net loss from continuing operations attributed to common shareholders	$(73.7)	$(10.2)		$(83.9)

Average shares of common stock
Basic	76.8			76.8
Diluted	76.8			76.8

Loss per common share (basic)
Net loss from continuing operations	$(0.96)			$(1.09)

Loss per common share (diluted)
Net loss from continuing operations	$(0.96)			$(1.09)

See accompanying notes to unaudited pro forma condensed consolidated financial statements

INTEGRYS ENERGY GROUP, INC.
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and related explanatory notes present how the condensed consolidated financial statements of Integrys Energy Group, Inc. may have appeared had the sale of Integrys Energy Services, Inc.’s nonregulated United States wholesale electric marketing and trading business (the “Sale”) occurred as of January 1, 2009 with respect to the unaudited condensed consolidated statement of income, and as of December 31, 2009 with respect to the unaudited condensed consolidated balance sheet.  The Sale for which these unaudited pro forma condensed consolidated financial statements are presented is explained in the introductory paragraphs in Exhibit 99.2 accompanying the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon available information and certain estimates and assumptions made by Integrys Energy Group.  The unaudited pro forma condensed consolidated financial statements for the periods presented do not purport to represent what the unaudited condensed consolidated statement of income or unaudited condensed consolidated balance sheet would have actually been had the Sale occurred on January 1, 2009 and December 31, 2009, respectively.

2.	Pro Forma Adjustments

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Represents estimated cash proceeds received from the Sale.
(b)	Elimination of carrying values of assets and liabilities included in the Sale. See Note 3 below for additional detail.
(c)
Initial recognition of derivative contracts entered into with Macquarie Cook Power Inc., which subsequently changed its name to Macquarie Energy LLC (“ME”), in conjunction with the Sale to reestablish the economic hedges for the retained United States retail electric business at the same prices and other terms previously executed with Integrys Energy Services’ United States wholesale electric marketing and trading business being sold.  See Note 3 below for additional detail.

(d)
Represents the fair value of the counterparty payment default risk retained by Integrys Energy Services as described in the introductory paragraphs accompanying the pro forma condensed consolidated financial information.

(e)	Represents the retained earnings impact of the estimated pre-tax loss on the Sale. See Note 3 below for additional detail.
(f)
Represents the tax benefit from the estimated pre-tax loss on the Sale and reduction of current and deferred income taxes payable.  The tax effect was computed based on Integrys Energy Group’s statutory tax rate of 37.9%.

Unaudited Pro Forma Condensed Consolidated Statement of Income

(g)
Removal of the operating income related to the nonregulated United States wholesale electric marketing and trading business for the year ended December 31, 2009. Pro forma adjustments were derived based on identifiable revenues and costs directly attributable to Integrys Energy Services’ nonregulated United States wholesale marketing and trading business.

(h)
Removal of operating and maintenance expenses related to the nonregulated United States wholesale electric marketing and trading business for the year ended December 31, 2009.  Such operating and maintenance expenses include only those expenses that would have been clearly eliminated as a result of the Sale, and; therefore, do not include intercompany or any other charges that will be continuing expenses of Integrys Energy Group.

(i)
Removal of restructuring costs related to the nonregulated United States wholesale electric marketing and trading business for the year ended December 31, 2009.  At December 31, 2009, Integrys Energy Group was in the process of significantly reducing the size of its nonregulated energy services business segment to a smaller segment with significantly reduced credit and collateral support requirements.  This strategy included the Sale among other items.  In conjunction with this strategy, the following restructuring costs were incurred by Integrys Energy Services and were included within the restructuring expense line item on the historical unaudited condensed consolidated income statement for the year ended December 31, 2009. Pro forma adjustments represent those restructuring expenses that are directly attributable to the disposition of the nonregulated United States wholesale electric marketing and trading business.

(Millions)	As Reported	Pro Forma Adjustments	Pro Forma
Employee-related costs	$10.1	$(1.7)	$8.4
Legal and consulting	9.2	(0.2)	9.0
Software write-offs and accelerated depreciation	5.9	(4.7)	1.2
Miscellaneous	0.3	-	0.3
Total restructuring expense	$25.5	$(6.6)	$18.9

(j)	Reflects the tax effect of the pro forma adjustments. The tax effect was computed based on Integrys Energy Group's statutory tax rate of 37.9%.

3.	Estimated Loss on the Sale

As referenced in Note 2(e), an estimated pre-tax non-cash loss on the Sale is reflected in the accompanying unaudited pro forma condensed consolidated balance sheet.  Conversely, the accompanying unaudited pro forma condensed consolidated statement of income does not give effect to any loss on the Sale, as this is a nonrecurring item that will have no continuing impact on income.

As referenced in Note 2(b) the following table shows the December 31, 2009 carrying values of major classes of assets and liabilities included in the Sale:

(Millions)

Current assets from risk management activities	$1,219.7
Long-term assets from risk management activities	629.4
Total assets	$1,849.1

Current liabilities from risk management activities	$1,229.8
Long-term liabilities from risk management activities	602.2
Total liabilities	$1,832.0

In addition to the above recognized assets and liabilities, commodity contracts that are not accounted for as derivatives were also transferred to ME.

In conjunction with the Sale, Integrys Energy Services entered into derivative contracts with ME to reestablish the economic hedges for the retained United States retail electric business at the same prices and other terms previously executed with Integrys Energy Services’ United States wholesale electric marketing and trading business that was sold.  As referenced in Note 2(c), had these third party derivative contracts been entered into at December 31, 2009, the amount of assets and liabilities from risk management activities would have been as follows:

(Millions)

Current assets from risk management activities	$56.4
Long-term assets from risk management activities	30.5
Total assets	$86.9

Current liabilities from risk management activities	$98.2
Long-term liabilities from risk management activities	42.8
Total liabilities	$141.0

The aforementioned economic hedges between Integrys Energy Services’ retail electric business and its wholesale electric marketing and trading business did not meet the United States Generally Accepted Accounting Principles (“GAAP”) definition of derivative instruments, and therefore were not reflected on the historical unaudited condensed consolidated balance sheet. In accordance with GAAP, expected gains or losses related to these nonderivative commodity contracts are not recognized until the contracts are settled.  The gain or loss on the sale of these contracts was recorded in the first quarter of 2010 when the contracts were transferred to ME, as this transfer represented settlement.  The value of these nonderivative commodity contracts is reflected in the estimated proceeds below. Changes in forward electric prices will impact the ultimate gain or loss on the sale and could be different than the estimated pre-tax loss that was computed assuming a December 31, 2009 closing date as follows:

(Millions)

Estimated proceeds	$14.3
Carrying value of net assets sold	(17.1)
Initial recognition of derivative contracts	(54.1)
Fair value of default risk retained	(1.0)
Estimated pre-tax loss on the Sale	$(57.9)

4.	Other Notes to Unaudited Consolidated Pro Forma Financial Statements

Return of Capital

The Sale will result in an estimated return of working capital of approximately $200 million.  The return of working capital is primarily related to cash collateral that had been posted with brokers and counterparties for Integrys Energy Services’ nonregulated United States wholesale electric marketing and trading business.  Shortly following the transfer of the related contracts to ME, the cash collateral will be returned to Integrys Energy Services.  No pro forma adjustments related to the estimated return of working capital are reflected in the pro forma results.